AEI Fund Management XXI, Inc.
1300 Minnesota World Trade Center
30 East Seventh Street
St. Paul, Minnesota 55101

     Re:  AEI Income & Growth Fund 23 LLC

Gentlemen:

     Reference is made to the Registration Statement on Form SB-2 being filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the offer and sale of up to 24,000 units of limited liability company interest (the "Units") in AEI Income & Growth Fund 23 LLC (the "Company"). AEI Fund Management XXI, Inc., a Minnesota corporation, and Robert P. Johnson will be the managing members of the Company, and purchasers of the Units will be the limited members thereof.

     We are familiar with and have examined the Registration Statement, the form of Operating Agreement of the Company included in the Registration Statement and Exhibit A to the prospectus that forms a part thereof, and such other records and documents, and have satisfied ourselves as to such matters of fact, as we consider relevant for the purposes of this opinion. Based thereon, we are of the opinion that:

     (a) The Company is a validly existing limited liability company under the laws of the State of Delaware.

     (b) Assuming that the Units are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Units have been issued and sold upon the terms and in the manner set forth in the Registration Statement, they will be, insofar as the laws of the State of Delaware are concerned, validly issued.

     (c) Under the terms of the Operating Agreement of the Company, in the form in which is appears in the Registration Statement, and the provisions of the Limited Liability Company Act as it is presently in effect in the State of Delaware, the Units, when so issued by the Company, will be fully paid and nonassessable except to the extent that a limited member of such Company may have liability in the future to the Company or its creditors for (i) the amount of cash, property or services that such limited member has promised in writing to contribute to the capital of the Company but has not so contributed, (ii) the amount of any distribution to any such limited member by the Company when, after giving effect to such distribution, the liabilities of the Company, other than liabilities to members as a result of their contributions and other than nonrecourse liabilities, exceed the fair value of the assets of the Company, other than such portion of the assets securing nonrecourse indebtedness equal to the amount of such indebtedness (an "Asset Deficiency")if the limited member new of the Asset Deficiency at the time of such distribution.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Dated:  October 30, 1998

                                   Very truly yours,



                                   DORSEY & WHITNEY LLP